Exhibit (A)(1)(E)

        Offer to Purchase for Cash
All Outstanding American Depositary Shares
and All Outstanding Ordinary Shares
of
Elster Group SE
at
$20.50 Per American Depositary Share or
$82.00 Per Ordinary Share
Pursuant to the Offer to Purchase Dated July 9, 2012
by
Mintford AG
an indirect wholly owned subsidiary of
Melrose PLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 8, 2012, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

July 9, 2011

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        Mintford AG, a stock corporation established under German law, registered in the commercial register of the local court of Düsseldorf, Germany, under HRB 65980 ("Bidder") and an indirect wholly owned subsidiary of Melrose PLC, a public limited company incorporated under the laws of the United Kingdom and registered in England and Wales with registered number 4763064 ("Melrose"), is making an offer to purchase (i) all outstanding American Depositary Shares (the "ADSs") of Elster Group SE, a European public limited liability company incorporated in Germany and organized under the laws of Germany and the European Union and registered in the commercial register of the local court of Essen, Germany, under HRB 22030 ("Elster"), each representing one-fourth of one ordinary share of Elster, nominal value €1 per share (the "Ordinary Shares"), for $20.50 per ADS, net to the seller in cash and (ii) all outstanding Ordinary Shares (which are not otherwise represented by ADSs) for $82.00 per Ordinary Share, net to seller in cash, in each case without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 9, 2012 (as it may be amended or supplemented from time to time, the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold ADSs registered in your name or in the name of your nominee.

        Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

  1.
  The Offer to Purchase.

  2.
  The Letter of Transmittal for your use in accepting the Offer and tendering ADSs and for the information of your clients, together with the included Internal Revenue Service W-9.

  3.
  A Notice of Guaranteed Delivery to be used to accept the Offer if ADSs and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC (the "Tender Agent") by the expiration date of the Offer or if the procedures for book-entry transfer cannot be completed by the expiration date of the Offer.

  4.
  A form of letter that may be sent to your clients for whose accounts you hold ADSs registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

  5.
  Elster's Solicitation/Recommendation Statement on Schedule 14D-9.

  6.
  A return envelope addressed to the Tender Agent.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AUGUST 8, 2012, UNLESS THE OFFER IS EXTENDED.

        The Offer is being made pursuant to an Investment Agreement, dated as of June 29, 2012 (the "Investment Agreement"), among Melrose, Bidder and Elster. The Investment Agreement provides, among other things, for the terms and conditions of the Offer. The Investment Agreement is more fully described in Section 13 of the Offer to Purchase.

        The administrative board of Elster has (i) determined that, in its opinion, the Offer is fair to and in the best interests of Elster and its stakeholders, including its shareholders, employees and customers, (ii) approved the Offer, and (iii) recommended that the Elster shareholders accept the Offer and tender the Shares that they hold into the Offer.

        The Offer is subject to various conditions, including (i) there being validly tendered and not properly withdrawn prior to the Expiration Time a number of ADSs and Ordinary Shares that represents at least 75% of the total share capital of Elster as of the Expiration Time, (ii) Melrose's shareholders approving Melrose's acquisition of Elster for purposes of the United Kingdom stock exchange listing rules at a Melrose shareholder meeting called for such purpose, (iii) Melrose's shareholders approving the creation and authorization of the issuance of ordinary shares of Melrose for purposes of Melrose's rights issue of its ordinary shares to its shareholders at a Melrose shareholder meeting called for such purpose, and the admission of such ordinary shares to trading, nil paid, on the London Stock Exchange, (iv) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (v) the receipt of any approval required by and/or expiration of each mandatory waiting period under the antitrust or similar laws of the European Commission, Russia and the Ukraine. The Offer is also subject to the other conditions described in the Offer to Purchase.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Bidder will be deemed to have accepted for payment, and will pay for, all ADSs validly tendered and not properly withdrawn by the expiration date of the Offer if and when Bidder gives oral or written notice to the Tender Agent of Bidder's acceptance of the tenders of such ADSs for payment pursuant to the Offer. In all cases, Bidder will pay for ADSs accepted for payment pursuant to the Offer only after timely receipt by the Tender Agent of (i) American Depositary Receipts ("ADRs") evidencing such ADSs (or a confirmation of a book-entry transfer of such ADSs into the Tender Agent's account at the Depositary Trust Company as the book-entry transfer facility, or in the case of ADSs registered in the name of the ADS holder in the Direct Registration System ("DRS") of Deutsche Bank Trust Company Americas, transfer of the ADSs to the Tender Agent on the DRS registry), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering ADS holders at different times if delivery of the ADRs and other required documents occur at different times. Under no circumstances will interest be paid on the consideration paid for ADSs pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

        The offer is not being made to (and no tenders will be accepted from or on behalf of) holders of ADSs in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, "blue sky" or other laws of such jurisdiction.

        Bidder will not pay any fees or commissions to any broker, dealer or other person (other than D.F. King & Co., Inc. (the "Information Agent") and the Tender Agent, as described in the Offer to Purchase) for soliciting tenders of ADSs and Ordinary Shares pursuant to the Offer. Bidder will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

        Bidder will pay any stock transfer taxes imposed on the sale and transfer of ADSs to Bidder pursuant to the Offer, subject to the Letter of Transmittal.

        If holders of ADSs wish to tender, but it is impracticable for them to forward their American Depositary Receipts or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures described in Section 3 of the Offer to Purchase.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at its address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,
Melrose PLC and Mintford AG

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF MELROSE, BIDDER, ELSTER, THE INFORMATION AGENT OR THE TENDER AGENT, OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.